Exhibit 99
For more information:
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
Estee Walter
Public Relations Manager
(641) 621.7626
f: (641) 621.7734
ewalter@vermeermfg.com
www.vermeer.com
1-888-VERMEER (837-6337)
VERMEER AND ASV ANNOUNCE COMMERCIAL ALLIANCE
PELLA, IA and Grand Rapids, MN (Sept. 26, 2005) — Vermeer Manufacturing Company and ASV, Inc. (NASDAQ: ASVI) today announced a long-term commercial alliance between the two companies. The alliance designates ASV as the exclusive rubber track undercarriage supplier for the Vermeer line of utility trenchers and other products, and builds on the complementary strengths of two leading manufacturers in the agricultural, construction and industrial equipment industries.
Technological innovation was a key factor in Vermeer’s decision to form the alliance with ASV, according to Kevin Alft, Vice President of Underground Installation for Vermeer. “ASV was first in the industry to develop rubber track technology and has earned the reputation for building the highest quality rubber track undercarriages,” he said. “The company’s patented systems help provide more stability on the slopes, greater traction and floatation, and decreased ground pressure. These advantages will help increase our customers’ productivity and efficiency while on the job.”
Under the agreement, ASV will supply its industry-leading rubber track undercarriages to select products in Vermeer’s line of horizontal directional drills, utility trenchers and other products. ASV’s patented system is designed to enhance machine traction, stability and support, while causing minimal terrain disturbance.
“We are pleased to become the rubber track undercarriage supplier of choice for Vermeer, a pioneer and leader in the industrial equipment industry,” said Mark Glasnapp, President of ASV. “As an industry innovator, Vermeer recognizes the value that rubber tracks can bring to the compact equipment market. By providing a stable platform and extending the work season to include the early spring and late fall, rubber track undercarriages can offer greater performance and productivity over similar wheeled equipment.”
Three new models of utility trenchers and one new horizontal directional drill utilizing ASV’s undercarriage technology will be introduced by Vermeer at the International Construction and Utility Equipment Exposition (ICUEE) in Louisville, KY September 27 – 29, 2005. The companies anticipate limited production of some of these new models in late fourth quarter 2005.
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Vermeer, ASV Announce Alliance
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About Vermeer Manufacturing Company
Vermeer Manufacturing Company of Pella, Iowa, manufactures a full line of horizontal directional drilling systems, compact excavators, compact skid-steer loaders, pneumatic boring systems, track and utility trenchers, tub and horizontal grinders, tree equipment and agricultural products. Vermeer offers worldwide sales, support, service and parts through an independent, authorized dealer network. For more information please call 1-888-VERMEER (837-6337) or visit www.vermeer.com.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: The statements set forth above regarding ASV’s alliance with Vermeer, including the anticipated start of production of the products, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the undercarriages, unanticipated delays, costs or other difficulties in the manufacture of the undercarriages, unanticipated problems or delays experienced by Vermeer relating to the manufacturing or marketing of the products, market acceptance of the products, deterioration of the general market and economic conditions, corporate developments at ASV or Vermeer and ASV’s ability to realize the anticipated benefits from its relationship with Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q.
Vermeer and the Vermeer logo are registered trademarks of Vermeer Manufacturing Company in the U.S. and/or other countries. ASV is a trademark of ASV Inc.